Exhibit 99.1

Contact: Janie Maddox Post Properties, Inc. (404) 846-5056
Post Properties Announces First Quarter 2008 Earnings
Investor/Analyst Conference Call Scheduled for May 6, 2008 at 10:00 a.m. ET
ATLANTA, May 5, 2008 — Post Properties, Inc. (NYSE: PPS) announced today net income available to common shareholders of $0.8 million for the first quarter of 2008, compared to $22.6 million for the first quarter of 2007. On a diluted per share basis, net income available to common shareholders was $0.02 for the first quarter of 2008, compared to $0.51 for the first quarter of 2007. The Company’s net income available to common shareholders for the first quarter of 2008 included a charge of approximately $6.1 million, or $0.14 per diluted share, related to the process underway to seek potential acquisition proposals for the Company. The Company’s reported net income for the quarters ended March 31, 2008 and 2007 included net gains on the sales of apartment communities of approximately $2.3 million and $16.7 million, respectively.
The Company uses the National Association of Real Estate Investment Trusts (“NAREIT”) definition of Funds from Operations (“FFO”) as an operating measure of the Company’s financial performance. A reconciliation of FFO to GAAP net income is included in the financial data (Table 1) accompanying this press release.
FFO for the first quarter of 2008 totaled $13.9 million, or $0.31 per diluted share, compared to $20.7 million, or $0.46 per diluted share, for the first quarter of 2007. The Company’s reported FFO for the first quarter of 2008 included the charge of approximately $6.1 million, or $0.14 per diluted share, discussed above. The Company’s reported FFO for the first quarter of 2007 included a net gain of approximately $2.2 million, or $0.05 per diluted share, on the sale of a land site in Atlanta, Georgia.
Mature (Same Store) Community Data
For the first quarter of 2008, average economic occupancy at the Company’s 42 mature (same store) communities, containing 15,565 apartment units, was 94.5%, compared to 94.0% for the first quarter of 2007.
Total revenues for the mature communities increased 3.1% during the first quarter of 2008, compared to the first quarter of 2007, and operating expenses increased 5.1%, producing a 1.9% increase in same store net operating income (“NOI”), or $0.7 million. The average monthly rental rate per unit increased 2.8% during the first quarter of 2008, compared to the first quarter of 2007. Property tax, insurance and maintenance expenses accounted for a majority of the increase in operating expenses.
On a sequential basis, total revenues for the mature communities decreased 0.4% and operating expenses increased 8.1% producing a 5.1% decrease in same store NOI for the first quarter of 2008, compared to the fourth quarter of 2007, or $2.0 million. On a sequential basis, the average monthly rental rate per unit increased 0.1%. Property tax, personnel and utility expenses accounted for a majority of the sequential increase in operating expenses. For the first quarter of 2008, average economic occupancy at the mature communities was 94.5%, compared to 94.8% for the fourth quarter of 2007.
Same store NOI is a supplemental non-GAAP financial measure. A reconciliation of same store NOI to the comparable GAAP financial measure is included in the financial data (Table 2) accompanying this press release. Same store NOI by geographic market is also included in the financial data (Table 3) accompanying this press release.
Development, Dispositions and Other Investment Activity
Development Activity
As of March 31, 2008, the Company’s aggregate pipeline of development projects under construction totaled approximately $586 million (including the Company’s share, net of joint venture partner interests, of $540 million). The Company also owns land for which it is in pre-development with respect to approximately 3,311 rental apartment units and approximately 199,000 square feet of retail amenities. Total projected future development costs of this pre-development pipeline are estimated to be approximately $760 million. There can be no assurance that projects in pre-development will commence construction in the future or at all or that actual pre-development costs will approximate estimated costs.

Disposition Activity
The Company previously announced the January 2008 closing of the sale of Post Wilson Building™ located in Dallas, Texas for a gross sales price of approximately $19.9 million. Post Wilson Building™ contains 143 apartment units and is an historical building located in downtown Dallas that the Company renovated in 1999. The sale of this community completed a Section 1031 tax-deferred exchange transaction in conjunction with its acquisition of Post Lake® at Baldwin Park in Orlando, Florida in August 2007.
The Company is currently marketing for sale two apartment communities located in Atlanta, Georgia. The two garden style communities together comprise 744 apartment units. Gross proceeds from the sales of these two communities are currently expected to be approximately $100 million. There can be no assurance that the gross proceeds will be realized or that these sales will close. At March 31, 2008, these two communities were classified as held for sale communities.
Apartment Community Renovation Program
In the first quarter of 2008, the Company commenced substantial renovations and improvements on two additional apartment communities — Post Heights™, containing 368 units and located in Dallas, Texas, and Post Peachtree Hills®, containing 300 units and located in Atlanta, Georgia. The Company also continues its renovations and improvements on Post Chastain®, containing 558 units, located in Atlanta, Georgia. The Company believes that the long-term value of these three communities will be enhanced as a result of the renovations; however, operating results at these three communities will be affected negatively by increased vacancy during the renovation period. As of March 31, 2008, the Company had completed the renovation of 538 units (96% of the total) at Post Chastain® and three units (1% of the total) at Post Peachtree Hills®.
Condominium Activity
The Company recognized approximately $1.1 million of incremental gains, or $0.025 per diluted share, on condominium sales, net of minority interest, in FFO during the first quarter of 2008, compared to net losses of approximately $0.1 million, or less than $0.01 per diluted share, during the first quarter of 2007. The Company provides additional information on its condominium activities on page 17 of its Supplemental Financial Data.
Financing Activity
In January 2008, the Company closed a 7-year (with an automatic 1-year extension), fixed-to-floating, $120 million secured mortgage loan with Freddie Mac. The loan has a fixed interest rate of 4.88% and matures on February 1, 2016, including the one-year floating rate extension option. The loan was priced at 168 basis points over the applicable Treasury rate. Net loan proceeds were used to repay outstanding borrowings on the Company’s unsecured, variable line of credit. This loan is secured by a mortgage on the Company’s Post Addison Circle™ community.
Total debt and preferred equity as a percentage of undepreciated real estate assets (adjusted for joint venture partners’ share of debt) was 42.0% at March 31, 2008, and variable rate debt as a percentage of total debt was 9.3% as of that same date. As of March 31, 2008, the Company had outstanding borrowings of approximately $95 million on its combined $630 million unsecured lines of credit.
Computations of debt ratios and reconciliations of the ratios to the appropriate GAAP measures in the Company’s financial statements are included in the financial data (Table 4) accompanying this press release.
Board Authorization to Seek a Potential Sale of the Company
On January 23, 2008, the Company announced that its Board of Directors had authorized management, working with financial and legal advisors, to initiate a formal process to pursue a potential sale or other business combination and to seek proposals from potentially interested parties. The process commenced immediately after the announcement.
The Company does not expect to disclose information regarding the status of the process until it has been completed. There can be no assurance that the process will result in a sale or other business combination.
As a result of the commencement of the process discussed above, the Company will not provide earnings or FFO guidance for the second quarter or full year of 2008.

As a result of this announcement, both Standard and Poors and Moody’s rating agencies placed the Company’s credit rating outlook on “credit watch” or “developing,” pending the outcome of the sale process.
Supplemental Financial Data
The Company also produces Supplemental Financial Data that includes detailed information regarding the Company’s operating results and balance sheet. This Supplemental Financial Data is considered an integral part of this earnings release and is available on the Company’s website. The Company’s Earnings Release and the Supplemental Financial Data are available through the investor relations/financial reports/quarterly and other reports section of the Company’s website at www.postproperties.com.
The ability to access the attachments on the Company’s website requires the Adobe Acrobat 4.0 Reader, which may be downloaded at http://www.adobe.com/products /acrobat/readstep.html.
Non-GAAP Financial Measures and Other Defined Terms
The Company uses certain non-GAAP financial measures and other defined terms in this press release and in its Supplemental Financial Data available on the Company’s website. The non-GAAP financial measures include FFO, Adjusted Funds from Operations (“AFFO”), net operating income, same store capital expenditures, and certain debt statistics and ratios. The definitions of these non-GAAP financial measures are summarized below and on page 23 of the Supplemental Financial Data. The Company believes that these measures are helpful to investors in measuring financial performance and/or liquidity and comparing such performance and/or liquidity to other REITs.
Funds from Operations — The Company uses FFO as an operating measure. The Company uses the NAREIT definition of FFO. FFO is defined by NAREIT to mean net income (loss) available to common shareholders determined in accordance with GAAP, excluding gains (or losses) from extraordinary items and sales of depreciable operating property, plus depreciation and amortization of real estate assets, and after adjustment for unconsolidated partnerships and joint ventures all determined on a consistent basis in accordance with GAAP. FFO presented in the Company’s press release and Supplemental Financial Data is not necessarily comparable to FFO presented by other real estate companies because not all real estate companies use the same definition. The Company’s FFO is comparable to the FFO of real estate companies that use the current NAREIT definition.
Accounting for real estate assets using historical cost accounting under GAAP assumes that the value of real estate assets diminishes predictably over time. NAREIT stated in its April 2002 White Paper on Funds from Operations that “since real estate asset values have historically risen or fallen with market conditions, many industry investors have considered presentations of operating results for real estate companies that use historical cost accounting to be insufficient by themselves.” As a result, the concept of FFO was created by NAREIT for the REIT industry to provide an alternate measure. Since the Company agrees with the concept of FFO and appreciates the reasons surrounding its creation, the Company believes that FFO is an important supplemental measure of operating performance. In addition, since most equity REITs provide FFO information to the investment community, the Company believes that FFO is a useful supplemental measure for comparing the Company’s results to those of other equity REITs. The Company believes that the line on its consolidated statement of operations entitled “net income available to common shareholders” is the most directly comparable GAAP measure to FFO.
Adjusted Funds From Operations — The Company also uses adjusted funds from operations (“AFFO”) as an operating measure. AFFO is defined as FFO less operating capital expenditures and after adjusting for the non-cash impact of straight-line, long-term ground lease expense and other income related to the mark-to-market of an interest rate swap arrangement. The Company believes that AFFO is an important supplemental measure of operating performance for an equity REIT because it provides investors with an indication of the REIT’s ability to fund its operating capital expenditures through earnings. In addition, since most equity REITs provide AFFO information to the investment community, the Company believes that AFFO is a useful supplemental measure for comparing the Company to other equity REITs. The Company believes that the line on its consolidated statement of operations entitled “net income available to common shareholders” is the most directly comparable GAAP measure to AFFO.
Property Net Operating Income — The Company uses property NOI, including same store NOI and same store NOI by market, as an operating measure. NOI is defined as rental and other revenues from real estate operations less total property and maintenance expenses from real estate operations (exclusive of depreciation and amortization). The Company believes that NOI is an important supplemental measure of operating performance for a REIT’s operating real estate because it provides a measure of the core operations, rather than factoring in depreciation and amortization, financing costs and general and administrative expenses generally incurred at the corporate level. This measure is particularly useful, in the opinion of the Company, in evaluating the performance of geographic operations, same store groupings and individual properties. Additionally, the Company believes that NOI, as defined, is a widely accepted measure of comparative operating performance in the real estate investment community. The Company believes that the line on its consolidated statement of operations entitled “net income” is the most directly comparable GAAP measure to NOI.
Same Store Capital Expenditures — The Company uses same store annually recurring and periodically recurring capital expenditures as cash flow measures. Same store annually recurring and periodically recurring capital expenditures are supplemental non-GAAP financial measures. The Company believes that same store annually recurring and periodically recurring capital expenditures are important indicators of the costs incurred by the Company in maintaining its same store communities on an ongoing basis. The corresponding GAAP measures include information with respect to the Company’s other operating segments consisting of communities stabilized in the prior year, lease-up communities, rehabilitation properties, sold properties and commercial properties in addition to same store information. Therefore, the Company believes that the Company’s presentation of same store annually recurring and periodically recurring capital expenditures is necessary to demonstrate same store replacement costs over time. The Company believes that the most directly comparable GAAP measure to same store annually recurring and periodically recurring capital expenditures are the lines on the Company’s consolidated statements of cash flows entitled “annually recurring capital expenditures” and “periodically recurring capital expenditures.”
Debt Statistics and Debt Ratios — The Company uses a number of debt statistics and ratios as supplemental measures of liquidity. The numerator and/or the denominator of certain of these statistics and/or ratios include non-GAAP financial measures that have been reconciled to the most directly comparable GAAP financial measure. These debt statistics and ratios include: (1) an interest coverage ratio; (2) a fixed charge coverage ratio; (3) total debt as a percentage of undepreciated real estate assets (adjusted for joint venture partner’s share of debt); (4) total debt plus preferred equity as a percentage of undepreciated real estate assets (adjusted for joint venture partner’s share of debt); (5) a ratio of consolidated debt to total assets; (6) a ratio of secured debt to total assets; (7) a ratio of total unencumbered assets to unsecured debt; and (8) a ratio of consolidated income available to debt service to annual debt service charge. A number of these debt statistics and ratios are derived from covenants found in the Company’s debt agreements, including, among others, the Company’s senior unsecured notes. In addition, the Company presents these measures because the degree of leverage could affect the Company’s ability to obtain additional financing for working capital, capital expenditures, acquisitions, development or other general corporate purposes. The Company uses these measures internally as an indicator of liquidity and the Company believes that these measures are also utilized by the investment and analyst communities to better understand the Company’s liquidity.
Average Economic Occupancy — The Company uses average economic occupancy as a statistical measure of operating performance. The Company defines average economic occupancy as gross potential rent less vacancy losses, model expenses and bad debt expenses divided by gross potential rent for the period, expressed as a percentage.
Conference Call Information
The Company will hold its quarterly conference call on Tuesday, May 6, at 10:00 a.m. ET. The telephone numbers are 888-663-2242 for US and Canada callers and 913-312-9315 for international callers. The access code is 2429038. The conference call will be open to the public and can be listened to live on Post’s website at www.postproperties.com under investor relations/event calendar. The replay will begin at 1:00 p.m. ET on May 6, and will be available until Monday, May 12, at 11:59 p.m. ET. The telephone numbers for the replay are 888-203-1112 for US and Canada callers and 719-457-0820 for international callers. The access code for the replay is 2429038. A replay of the call also will be archived on Post’s website under investor relations/audio archive. The financial and statistical information that will be discussed on the call is contained in this press release and the Supplemental Financial Data. Both documents will be available through the investor relations/financial reports/quarterly & other section of the Company’s website at www.postproperties.com.
Post Properties, founded more than 36 years ago, is one of the largest developers and operators of upscale multifamily communities in the United States. The Company’s mission is delivering superior satisfaction and value to its residents, associates, and investors, with a vision of being the first choice in quality multifamily living. Operating as a real estate investment trust (“REIT”), the Company focuses on developing and managing Post® branded resort-style garden and high density urban apartments. In addition, the Company develops high-quality condominiums and converts existing apartments to for-sale multifamily communities. Post Properties is headquartered in Atlanta, Georgia, and has operations in ten markets across the country.
Post Properties owns 22,437 apartment homes in 62 communities, including 1,747 apartment units in five communities held in unconsolidated entities, 2,266 apartment units in seven communities (and the expansion of one community) currently under construction and/or in lease-up. The Company is also developing and selling 535 for-sale condominium homes in four communities (including 137 units in one community held in an unconsolidated entity) and is converting apartment units in two communities initially consisting of 349 units into for-sale condominium homes through a taxable REIT subsidiary.
Forward Looking Statements
Certain statements made in this press release and other written or oral statements made by or on behalf of the Company, may constitute “forward-looking statements” within the meaning of the federal securities laws. Statements regarding future events and developments and the Company’s future performance, as well as management’s expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. Examples of such statements in this press release include the Company’s anticipated development and sales activities (including the projected sales proceeds and costs for such activities) and anticipated renovation projects. All forward-looking statements are subject to certain risks and uncertainties that could cause actual events to differ materially from those projected. Management believes that these forward-looking statements are reasonable; however, you should not place undue reliance on such statements. These statements are based on current expectations and speak only as of the date of such statements. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information or otherwise.
The following are some of the factors that could cause the Company’s actual results to differ materially from the expected results described in the Company’s forward-looking statements: the success of the Company’s business strategies discussed in its Annual Report on Form 10-K dated December 31, 2007, as amended; future local and national economic conditions, including changes in job growth, interest rates, the availability of financing and other factors; demand for apartments in the Company’s markets and the effect on occupancy and rental rates; the impact of competition on the Company’s business, including competition for tenants and development locations for its apartment communities and competing for-sale housing in the markets where the Company is completing condominium conversions or developing new condominiums; the Company’s ability to obtain financing or self-fund the development or acquisition of additional multifamily rental and for-sale housing; the uncertainties associated with the Company’s current and planned future real estate development, including actual costs exceeding the Company’s budgets or development periods exceeding expectations; uncertainties associated with the timing and amount of asset sales and the resulting gains/losses associated with such asset sales; uncertainties associated with the Company’s expansion into the condominium conversion and for-sale housing business; conditions affecting ownership of residential real estate and general conditions in the multifamily residential real estate market; uncertainties associated with environmental and other regulatory matters; the impact of our ongoing litigation with the Equal Rights Center regarding compliance with the Americans with Disabilities Act and the Fair Housing Act (including any award of compensatory or punitive damages or injunctive relief requiring us to retrofit apartments or public use areas or prohibiting the sale of apartment communities or condominium units) as well as the impact of other litigation; the effects of changes in accounting policies and other regulatory matters detailed in the Company’s filings with the Securities and Exchange Commission; the Company’s ability to continue to qualify as a real estate investment trust under the Internal Revenue Code; and the progress and results of the Company’s formal process to pursue a potential sale or other business combination. Other important risk factors regarding the Company are included under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K dated December 31, 2007, as amended, and may be discussed in subsequent filings with the SEC. The risk factors discussed in Form 10-K, as amended, under the caption “Risk Factors” are specifically incorporated by reference into this press release.

Financial Highlights
(Unaudited; in thousands, except per share and unit amounts)

	Three months ended
	March 31,
	2008	2007
OPERATING DATA
Revenues from continuing operations	$74,927	$73,018
Net income available to common shareholders	$777	$22,562
Funds from operations available to common shareholders and unitholders (Table 1)	$13,908	$20,702

Weighted average shares outstanding — diluted	43,875	44,101
Weighted average shares and units outstanding — diluted	44,278	44,776

PER COMMON SHARE DATA — DILUTED
Net income available to common shareholders	$0.02	$0.51

Funds from operations available to common shareholders and unitholders (Table 1) (1)	$0.31	$0.46

Dividends declared	$0.45	$0.45

(1)	Funds from operations per share were computed using weighted average shares and units outstanding, including the impact of dilutive securities totaling 419 shares and units for the three months ended March 31, 2008. Such dilutive securities were antidilutive to the income (loss) per share computations for the three months ended March 31, 2008 since the Company reported a per share loss from continuing operations under generally accepted accounting principles for such period.

Table 1
Reconciliation of Net Income Available to Common Shareholders to
Funds From Operations Available to Common Shareholders and Unitholders
(Unaudited; in thousands, except per share amounts)

	Three months ended
	March 31,
	2008	2007
Net income available to common shareholders	$777	$22,562
Minority interest of common unitholders - continuing operations	(22)	67
Minority interest in discontinued operations	29	284
Depreciation on wholly-owned real estate assets, net	15,700	16,489
Depreciation on real estate assets held in unconsolidated entities	350	226
Gains on sales of real estate assets	(4,430)	(18,661)
Incremental gains (losses) on condominium sales (1)	1,504	(196)
Gains on sales of real estate assets - unconsolidated entities	—	(202)
Incremental gains on condominium sales - unconsolidated entities (1)	—	133

Funds from operations available to common shareholders and unitholders	$13,908	$20,702

Funds from operations — per share and unit — diluted (2)	$0.31	$0.46

Weighted average shares and units outstanding — diluted (2)	44,697	44,776

(1)	For condominium conversion projects, the Company recognizes incremental gains on condominium sales in FFO, net of provision for income taxes, to the extent that net sales proceeds, less costs of sales and expenses, from the sale of condominium units exceeds the greater of their fair value or net book value as of the date the property is acquired by the Company’s taxable REIT subsidiary. For condominium development projects, gains on condominium sales in FFO are equivalent to gains reported under GAAP. See the table entitled “Summary of Condominium Projects” on page 17 of the Supplemental Financial Data for further detail.

(2)	Funds from operations per share were computed using weighted average shares and units outstanding, including the impact of dilutive securities totaling 419 shares and units for the three months ended March 31, 2008. Such dilutive securities were antidilutive to the income (loss) per share computations for the three months ended March 31, 2008 since the Company reported a per share loss from continuing operations under generally accepted accounting principles for such period.

Table 2
Reconciliation of Same Store Net Operating Income (NOI) to GAAP Net Income
(Unaudited; In thousands)

	Three months ended
	March 31,	March 31,	December 31,
	2008	2007	2007
Total same store NOI	$36,567	$35,902	$38,552
Property NOI from other operating segments	2,508	2,879	3,052

Consolidated property NOI	39,075	38,781	41,604

Add (subtract):
Interest income	210	250	170
Other revenues	239	117	186
Minority interest in consolidated property partnerships	(466)	(20)	(441)
Depreciation	(15,961)	(16,255)	(16,084)
Interest expense	(11,703)	(12,741)	(12,837)
Amortization of deferred financing costs	(851)	(812)	(828)
General and administrative	(5,848)	(5,448)	(5,169)
Investment and development	(1,458)	(1,550)	(1,551)
Strategic review costs	(6,070)	—	—
Gains on sales of real estate assets, net	2,119	3,706	28,509
Equity in income of unconsolidated real estate entities	401	504	340
Other income (expense)	(174)	(261)	(314)
Minority interest of common unitholders	22	(67)	(408)

Income (loss) from continuing operations	(465)	6,204	33,177
Income from discontinued operations	3,151	18,267	46,065

Net income	$2,686	$24,471	$79,242

Table 3
Same Store Net Operating Income (NOI) Summary by Market
(In thousands)

	Three Months Ended			Q1 ’08	Q1 ’08	Q1 ’08
	March 31,	March 31,	December 31,	vs. Q1 ’07	vs. Q4 ’07	% Same
	2008	2007	2007	% Change	% Change	Store NOI
Rental and other revenues
Atlanta	$18,500	$17,859	$18,612	3.6%	(0.6)%
Dallas	10,031	9,567	10,064	4.9%	(0.3)%
Washington, D.C.	10,366	10,157	10,400	2.1%	(0.3)%
Tampa	7,181	7,327	7,198	(2.0)%	(0.2)%
Charlotte	4,784	4,659	4,835	2.7%	(1.1)%
New York	3,768	3,522	3,806	7.0%	(1.0)%
Houston	3,030	2,828	3,006	7.1%	0.8%
Austin	1,241	1,177	1,227	5.4%	1.1%
Orlando	1,015	1,032	1,006	(1.6)%	0.9%

Total rental and other revenues	59,916	58,128	60,154	3.1%	(0.4)%

Property operating and maintenance expenses (exclusive of depreciation and amortization)
Atlanta	7,067	6,815	6,803	3.7%	3.9%
Dallas	4,501	4,094	4,125	9.9%	9.1%
Washington, D.C.	3,490	3,329	3,270	4.8%	6.7%
Tampa	2,976	2,930	2,858	1.6%	4.1%
Charlotte	1,566	1,629	1,298	(3.9)%	20.6%
New York	1,396	1,098	1,104	27.1%	26.4%
Houston	1,334	1,284	1,197	3.9%	11.4%
Austin	594	606	548	(2.0)%	8.4%
Orlando	425	441	399	(3.6)%	6.5%

Total	23,349	22,226	21,602	5.1%	8.1%

Net operating income
Atlanta	11,433	11,044	11,809	3.5%	(3.2)%	31.3%
Dallas	5,530	5,473	5,939	1.0%	(6.9)%	15.1%
Washington, D.C.	6,876	6,828	7,130	0.7%	(3.6)%	18.8%
Tampa	4,205	4,397	4,340	(4.4)%	(3.1)%	11.5%
Charlotte	3,218	3,030	3,537	6.2%	(9.0)%	8.8%
New York	2,372	2,424	2,702	(2.1)%	(12.2)%	6.5%
Houston	1,696	1,544	1,809	9.8%	(6.2)%	4.6%
Austin	647	571	679	13.3%	(4.7)%	1.8%
Orlando	590	591	607	(0.2)%	(2.8)%	1.6%

Total same store NOI	$36,567	$35,902	$38,552	1.9%	(5.1)%	100.0%

Table 4
Computation of Debt Ratios
(In thousands)

	As of March 31,
	2008	2007
Total real estate assets per balance sheet	$2,118,984	$2,039,487
Plus:
Company share of real estate assets held in unconsolidated entities	92,441	40,252
Company share of accumulated depreciation — assets held in unconsolidated entities	5,691	4,055
Accumulated depreciation per balance sheet	553,589	563,344
Accumulated depreciation on assets held for sale	24,333	—

Total undepreciated real estate assets (A)	$2,795,038	$2,647,138

Total debt per balance sheet	$1,015,645	$1,033,984
Plus:
Company share of third party debt held in unconsolidated entities	62,757	23,449
Less:
Joint venture partners’ share of mortgage debt of the company	—	(8,550)

Total debt (adjusted for joint venture partners’ share of debt) (B)	$1,078,402	$1,048,883

Total debt as a % of undepreciated real estate assets (adjusted for joint venture partners’ share of debt (B÷A)	38.6%	39.6%

Total debt per balance sheet	$1,015,645	$1,033,984
Plus:
Company share of third party debt held in unconsolidated entities	62,757	23,449
Preferred shares at liquidation value	95,000	95,000
Less:
Joint venture partners’ share of mortgage debt of the company	—	(8,550)

Total debt and preferred equity (adjusted for joint venture partners’ share of debt) (C)	$1,173,402	$1,143,883

Total debt and preferred equity as a % of undepreciated real estate assets (adjusted for joint venture partners’ share of debt) (C÷A)	42.0%	43.2%